                            COMMERCIAL AND INDUSTRIAL
                            REAL ESTATE SALE CONTRACT

1.   PARTIES: This contract ("Contract") is made by DCI, Inc. ("Seller"), and
15301 W. 109th, LLC ("Buyer"), and is effective as of the date and time of acceptance on the signature page of this Contract (the "Effective Date").

2.   PROPERTY: Seller sells to Buyer the following-described real estate, together with any buildings and improvements thereon, and all personal property used in the operation of the buildings and improvements, including, if any, all mechanical systems, fixtures and equipment, heating, ventilating and air-conditioning equipment, electrical systems and lighting, plumbing equipment and fixtures, floor coverings, storm windows and doors, screens and awnings, keys, and including the following:

The adjacent lot of approximately 2 acres.

all of which is commonly known and numbered as 15301 W. 109th Street, in the
City of Lenexa in Johnson County, State of Kansas, and is legally described as follows:

8-13-24 BG ON S/L 109 ST 1299.08' N & 470' W SE CR SE1/4 S 346.50' SW 14' TO C/L
RR SLY & SE ALG C/L 166.09' 108.07' 6.04' & 62.63' TO N/L 110 ST W .01' NW ALG
C/L RR 78.48' & 286.73' N 395.67' TO S/L 109 ST E 190' TO BG 2.0543 ACS M/L (
DCI, INC. IRB ) LEC 270 43 and 8-13-24 BG SE COR SE1/4 N 1299.98' & W 660' TO BG
S 395.67' TH NW & WLY ALG CUR 257.98' W 5.76' N 325' E 250.01' TO BG 1.9929 ACS
M/L ( DCI, INC. IRB ) LEC 270 45

Such real estate and other property shall be collectively referred to in this
Contract as the "Property". Notwithstanding the foregoing, the Property to be conveyed shall not include any of Seller's trade fixtures, operational fixtures, or items of tangible personal property.

3.   EXCEPTIONS: The Property shall be subject, however, to the Permitted
Exceptions (as defined in Paragraph 8 of this Contract), zoning ordinances and laws.

4.   PURCHASE PRICE: The purchase price is ONE MILLION EIGHT HUNDRED NINETY FIVE
THOUSAND AND 00/100 DOLLARS ($1,895,000.00) which Buyer agrees to pay as follows: TWENTY FIVE THOUSAND AND 00/100 DOLLARS ($25,000.00) at the signing of this Contract as "Earnest Money" which is to be deposited UPON EXECUTION OF THIS
CONTRACT in the insured trust or escrow account of FIRST AMERICAN TITLE
INSURANCE ("Escrow Agent") as part of the consideration of the sale; Buyer will deposit an additional TWENTY FIVE THOUSAND AND 00/100 DOLLARS ($25,000.00) (the
"Additional Deposit") (for a total of $50,000.00) within three (3) days of the expiration of the "Inspections Period" described in paragraph nine (9) of this contract. The Additional Deposit will also be deposited in the insured trust or escrow account of FIRST AMERICAN TITLE INSURANCE ("Escrow Agent") and shall be deemed part of the Earnest Money; the balance to be paid in the following manner: ONE MILLION EIGHT HUNDRED FORTY FIVE THOUSAND AND 00/100 DOLLARS
($1,845,000.00), in guaranteed funds or cashier's check at Closing (as defined in this Contract), adjusted at Closing for prorations, closing costs and other agreed expenses.

5.   CLOSING DATE: Subject to all the provisions of this Contract, the closing of this Contract (the "Closing") shall take place at the offices of FIRST
AMERICAN TITLE INSURANCE on FRIDAY,

DECEMBER 1, 2006, or earlier with the mutual written agreement of Buyer and
Seller. Buyer shall be entitled to inspect the Property 48 hours before closing to confirm that it is in broom clean condition and generally in the same condition as at the time of Buyer's inspection, normal wear and tear excepted.
Notwithstanding the foregoing, Seller may notify Buyer no later than April 1,
2006, that Seller elects to close on a specified date no earlier than August 1,
2006, and no later than December 1, 2006, in which event such designated date shall be the Closing Date.

6.   EXISTING FINANCING: Unless otherwise provided in this Contract, Seller shall make any payments required on existing mortgages or deeds of trust until
Closing.

7.   PRORATIONS: The rents, income and expenses from the Property shall be prorated between Seller and Buyer as of Closing. Seller shall pay all general real estate taxes levied and assessed against the Property, and all installments of special assessments for the years prior to the calendar year of Closing. All such taxes and installments of special assessments becoming due and accruing during the calendar year of Closing shall be prorated between Seller and Buyer on the basis of such calendar year, as of Closing. If the amount of any tax or special assessment cannot be ascertained at Closing, proration shall be computed on the amount for the preceding year's tax or special assessment. Buyer shall assume and pay all such taxes and installments of special assessments accruing after the Closing.

8.   TITLE INSURANCE: Seller shall deliver and pay for an owner's ALTA title insurance policy insuring marketable fee simple title in Buyer in the amount of the purchase price as of the time and date of recordation of Seller's Special
Warranty Deed, subject only to the Permitted Exceptions defined below. Seller shall, as soon as possible and not later than fifteen (15) days after the
Effective Date of this Contract, cause to be furnished to Buyer a current commitment to issue the policy (the "Title Commitment"), issued through FIRST
AMERICAN TITLE INSURANCE (the "Title Company"). Buyer shall have ten (10) days after receipt of the Title Commitment (the "Review Period") in which to notify
Seller in writing of any objections Buyer has to any matters shown or referred to in the Title Commitment. Any title matters to which Buyer does not object within the Review Period shall be deemed to be permitted exceptions to the status of Seller's title (the "Permitted Exceptions"). With regard to items to which Buyer does object within the Review Period, Seller shall have until
Closing to cure the objections. In the event Seller is unable or unwilling to cure any objectionable matter prior to Closing, then at Buyer's option, Buyer may either (i) take title to the Property despite the existence of such matter, or (ii) terminate this Contract in which event the Earnest Money paid by Buyer, and all interest earned thereon, shall be immediately refunded to Buyer, and neither Buyer nor Seller shall have any further liabilities, obligations or rights with regard to this Contract, which shall then become null and void and of no further force or effect, except for those provisions herein which expressly survive.

9.   INSPECTIONS: Seller shall grant Buyer reasonable access to the Property for forty-five (45) days after the Effective Date of this Contract (the "Inspection
Period") for the purpose of inspecting the physical condition of the Property and to confirm that Buyer's intended use of the property is permitted by the appropriate zoning authorities. Buyer's inspection rights shall include performing soil tests, environmental tests or audits, foundation and mechanical inspections and such other inspections as Buyer may reasonably request. Buyer agrees to repair any damage to the Property arising from these inspections and to indemnify, defend and hold Seller harmless from and against all claims, costs, demands and expenses, including without limitation, reasonable attorneys'
fees, court costs and other legal expenses, resulting from these inspections.
Buyer's obligations imposed by this paragraph shall survive termination of this
Contract. If Buyer determines that the physical condition of the Property is not suitable for Buyer, Buyer shall provide written notice to Seller on or before the end of the Inspection Period that this Contract is terminated. In the absence of such termination notice, this inspection condition shall be deemed satisfied, and Buyer shall be deemed to be thoroughly acquainted and satisfied with the physical condition of the Property, other than as set forth in

Paragraph 14 of this Contract. In addition, Buyer, or Buyer's representatives, may reinspect the Property before Closing upon reasonable notice to Seller.

10.  REPRESENTATIONS: Buyer acknowledges that neither Seller nor any party on
Seller's behalf has made, nor do they hereby make, any representations as to the past, present or future condition, income, expenses, operation or any other matter or thing affecting or relating to the Property except as expressly set forth in this Contract. Seller represents that it is legally authorized to undertake the sale of the Property as described in this Contract.

11.  AS-IS: Buyer acknowledges and agrees that by closing this transaction (i)
it takes title to and possession of the Property in its then "as-is, where is, with all faults" condition, and (ii) it has fully examined and inspected the
Property and takes the Property in its existing condition. Buyer expressly acknowledges that Seller has not made, and Buyer has not relied upon, any warranty or representation as to the condition of the Property, its compliance with applicable federal, state or local governmental laws or regulations, or its fitness or suitability for Buyer's intended use. Buyer waives and releases
Seller and its affiliates, successors, and assigns from and against any and all claims, losses, liabilities, damages, costs and expenses arising out of the condition of the Property. The terms of this Section shall survive the closing of this transaction.

12.  REAL ESTATE BROKER: Seller and Buyer agree that Grubb & Ellis/Winbury Group
REALTOR(S), identified in the Real Estate Agency Disclosure(s) attached to this
Contract, is the only real estate broker(s) negotiating this sale, and Seller agrees to pay a sales commission of six percent (6%) of the purchase price pursuant to the agreement between Seller and REALTOR(S). Any party to this
Contract through whom a claim to any broker's, finder's or other fee is made, contrary to the representations made above in this paragraph, shall indemnify, defend and hold harmless the other party to this Contract from any other loss, liability, damage, cost or expense, including, without limitation, reasonable attorney's fees, court costs and other legal expenses paid or incurred by the other party, that is in any way related to such a claim. The provisions of this paragraph shall survive Closing or termination of this Contract.

13.  DELIVERY OF DEED; PAYMENT; DISBURSEMENT OF PROCEEDS: At or before Closing,
Seller agrees to properly execute and deliver into escrow a Special Warranty
Deed (the "Deed"), a Bill of Sale for any nonrealty portion of the Property, and all other documents and funds reasonably necessary to complete the Closing. The
Special Warranty Deed shall convey to Buyer marketable fee simple title to the
Property, free and clear of all liens and encumbrances, other than the Permitted
Exceptions. At or before the Closing, Seller and Buyer each agree to deliver into escrow a cashier's check or guaranteed funds sufficient to satisfy their respective obligations under this Contract.

14.  INSURANCE; MAINTENANCE; CASUALTY; CONDEMNATION; CHANGE OF CONDITION: Seller
agrees to maintain Seller's current fire and extended coverage insurance, if any, on the Property until Closing. Seller shall do ordinary and necessary maintenance, upkeep and repair to the Property through Closing. If, before
Closing, all or any part of the Property is taken by eminent domain, or if a condemnation proceeding has been filed or is threatened against the Property or any part thereof, or if all or any substantial part of the Property is destroyed or materially damaged after the Inspection Period, Seller shall promptly provide written notice to Buyer of any such event. UPON NOTICE OF SUCH OCCURRENCE, Buyer may reinspect the Property and may, by written notice to Seller within ten (10)
days after receiving Seller's notice, terminate this Contract. Unless this
Contract is so terminated, it shall remain in full force and effect, and Seller shall at Closing assign and transfer to Buyer all of Seller's right, title and interest in and to any awards that may be made for any taking and any insurance proceeds payable on account of casualty. If a non-material change in condition occurs with respect to the Property, Seller shall remedy such change before
Closing. The provisions of this paragraph shall survive Closing or termination of this Contract.

15.  FOREIGN INVESTMENT: Seller represents that Seller is not a foreign person as described in the Foreign Investment in Real Property Tax Act and agrees to deliver a certificate at Closing to that effect which shall contain Seller's tax identification number.

16.  SECTION 1031 EXCHANGE. Each party may consummate the purchase of the
Property as part of a so-called like-kind exchange or reverse exchange (an
"Exchange") pursuant to Section 1031 of the Internal Revenue Code, and hereby agree that they shall cooperate fully with the other to implement an Exchange, and, if requested, shall take such steps and execute such documents as reasonably requested to implement any such Exchange. The parties hereby agree that the other party shall not be required to incur any additional costs in connection with an Exchange.

17.  TERMINATION: If this Contract is terminated by either party pursuant to a right expressly given in this Contract, Buyer shall be entitled to an immediate return of the Earnest Money deposit, and neither party shall have any further rights or obligations under this Contract except as otherwise stated in this
Contract.

18.  DEFAULT AND REMEDIES: Seller or Buyer shall be in default under this
Contract if either fails to comply with any material covenant, agreement or obligation within any time limits required by this Contract. Following a default by either Seller or Buyer under this Contract, the other party shall have the following remedies, subject to the provisions of Paragraph 19 of this Contract:

     (a)  If Seller defaults, Buyer may (i) specifically enforce this Contract and recover damages suffered by Buyer as a result of the delay in the acquisition of the Property; or (ii) terminate this Contract by written notice to Seller and, at Buyer's option, pursue any remedy and damages available at law or in equity. If Buyer elects to terminate this Contract, the Earnest Money shall be returned to Buyer upon written demand.

     (b)  If Buyer defaults, Seller may (i) specifically enforce this Contract and recover damages suffered by Seller as a result of the delay in the sale of the Property; or (ii) terminate this Contract by written notice to Buyer and, at Seller's option, either retain the Earnest
          Money as liquidated damages as Seller's sole remedy (the parties recognizing that it would be extremely difficult to ascertain the extent of actual damages caused by Buyer's breach, and that the
          Earnest Money represents as fair an approximation of such actual damages as the parties can now determine), or pursue any other remedy and damages available at law or in equity.

     If, as a result of a default under this Contract, either Seller or Buyer employs an attorney to enforce its rights, the defaulting party shall, unless prohibited by law, reimburse the nondefaulting party for all reasonable attorney's fees, court costs and other legal expenses incurred by the nondefaulting party in connection with the default.

     19.  DISPOSITION OF EARNEST MONEY AND OTHER FUNDS AND DOCUMENTS: In the
absence of written escrow instructions, and notwithstanding any other terms of this Contract providing for forfeiture or refund of the Earnest Money, the
Escrow Agent shall not distribute the Earnest Money or other escrowed funds or documents, once deposited, without the written consent of all parties to this
Contract. A party's signature on a closing statement prepared by the Escrow or
Closing Agent shall constitute such consent. In the absence of either written consent or written notice of a dispute, failure by either Buyer or Seller to respond in writing to a certified letter from the Escrow Agent within fifteen
(15) days of receipt, or failure by either Buyer or Seller to make written demand upon the other party and upon the Escrow Agent for return or forfeiture of the Earnest Money, other escrowed funds or documents within sixty (60) days after receiving written notice of cancellation of this Contract, shall constitute consent to distribution of all funds and documents deposited with the
Escrow Agent as suggested in any such certified letter or written demand.

     If a dispute arises over the disposition of funds or documents deposited with the Escrow Agent that results in litigation, any attorney's fees, court costs and other legal expenses incurred by the Escrow Agent in connection with such dispute shall be reimbursed from the Earnest Money or from other funds deposited with the Escrow Agent.

     20.  ENTIRE AGREEMENT AND MANNER OF MODIFICATION: This Contract, and any
attachments or addendums hereto, constitute the complete agreement of the parties concerning the Property, supersede all other agreements and may be modified only by initialing changes in this Contract or by written agreement.

     21.  NOTICES: All notices, consents, approvals, requests, waivers, objections or other communications (collectively "notices") required under this
Contract (except notice given pursuant to Paragraph 19 of this Contract) shall be in writing and shall be served by hand delivery, by prepaid United States certified mail, return receipt requested, or by reputable overnight delivery service guaranteeing next-day delivery and providing a receipt. All notices shall be addressed to the parties at the respective addresses as set forth below, except that any party may, by notice in the manner provided above, change this address for all subsequent notices. Notices shall be deemed served and received upon the earlier of the third day following the date of mailing (in the case of notices mailed by certified mail) or upon delivery (in all other cases).
A party's failure or refusal to accept service of a notice shall constitute delivery of the notice. Copies of all notices to Buyer shall be sent to Coulter
deVries at 3145 Broadway, Kansas City, Missouri 64111, and copies of all notices to Seller shall be sent to Howard Barewin at 4801 Main, Suite 1000, Kansas City,
Missouri 64112.

     22.  CONVEYANCES: Buyer acknowledges that legal title to the Property is not currently in the name of Seller, but that Seller shall obtain title to the
Property prior to Closing upon Seller's unwinding of its industrial revenue bond facility with the City of Lenexa. Seller further reserves the right to convey the Property and assign this Contract to a parent, subsidiary or affiliate of
Seller prior to Closing in order to fully utilize a Section 1031 exchange.

     23.  TIME AND EXACT PERFORMANCE ARE OF THE ESSENCE UNDER THIS CONTRACT.

     24.  SURVEY: Seller shall use reasonable efforts to provide an updated
ALTA/ACSM survey of the property (the "Survey") within thirty (30) days from the date of the Contract. Within five (5) days after Buyer's receipt of the Survey,
Buyer shall notify Seller of its objections to anything contained in the Survey.
Seller shall use reasonable efforts to correct any objections to the Survey asserted by Buyer at or prior to Closing. If Seller is unable or unwilling to make the necessary corrections to the Survey within the time allowed, Buyer shall have the following rights: (i) to terminate this Contract by written notice to Seller and receive back the Earnest Money; or (ii) to close this
Contract utilizing the Survey provided by Seller.

     25.  REPORTS/DOCUMENTS: Seller to provide a copy of all available building plans, engineering reports, repair and maintenance documents, mechanical and structural inspection reports, HVAC inspection reports, environmental reports, and all other documents of significance to the Property within Seller's possession to Buyer within fifteen (15) days of execution of a purchase agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, Seller and Buyer execute this Contract on the date(s), and at the time(s) indicated below their respective signatures.

DCI, INC.                              15301 W. 109th, LLC

By:                                    By:
   ----------------------------------     ----------------------------------
Title:                                 Title:
      -------------------------------        -------------------------------

(SELLER) (BUYER)

Date:                                  Date:
     --------------------------------       --------------------------------
Time:                                  Time:
     --------------------------------       --------------------------------
Mailing Address:                       Mailing Address:

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Telephone:                             Telephone:
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               FOR INFORMATION ONLY - NOT PARTIES TO THE CONTRACT

Listing Broker/Agent
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Selling Broker/Agent
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Escrow Agent
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Closing Agent
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                               FIRST AMENDMENT TO
               COMMERCIAL AND INDUSTRIAL REAL ESTATE SALE CONTRACT

     This First Amendment to Commercial and Industrial Real Estate Sale Contract
("First Amendment") is entered into effective as of the 10th day of February,
2006, by and between DCI, Inc. (the "Seller"), and 15301 W. 109th, LLC (the
"Buyer").

     WHEREAS, the Seller and Buyer are parties to that certain Commercial and
Industrial Real Estate Sale Contract dated December 28, 2005 (the "Contract")
which provides for the sale by the Seller and the purchase by Buyer of all of the real property commonly known and numbered as 15301 W. 109th Street, Lenexa,
Johnson County, Kansas (the "Property"); and

     WHEREAS, through the course of Buyer's due diligence activities during the
Inspection Period, Buyer has identified certain repairs (the "Repairs") that need to be made to the Property in order for the Property to be used as Buyer intends; and

     WHEREAS, Buyer and Seller desire to amend the Purchase Price in order to compensate Buyer for the Repairs; and

     WHEREAS, Buyer and Seller further desire to accelerate the outside date for
Closing set forth in the Contract accordance with the terms set forth herein.

     NOW THERFORE, the Seller and Buyer hereby agree to amend the Contract as follows:

     1. Capitalized or defined terms not otherwise defined herein shall have the meaning given them in the Contract.

     2. The Purchase Price shall be reduced by $43,750.00, for a revised
Purchase Price of $1,851,250.00.

     3. Both references to "December 1, 2006" in Section 5 of the Contract are
hereby changed to "October 16, 2006."

     4. Buyer hereby waives all further objections and contingencies relating to the Property or Contract.

     5. Except as expressly modified herein, the terms and conditions of the
Contract are hereby ratified and deemed in full force and effect.

     6. This First Amendment may be executed in multiple counterparts, all of which when taken together shall constitute one and the same First Amendment. A facsimile signature upon this First Amendment shall be effective the same as an original signature.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have executed this First Amendment effective as of the date first written above.

                                       BUYER:

                                       15301 W. 109th, LLC

                                       By:
                                          --------------------------------------

                                       Name:
                                            ------------------------------------
                                       Title:
                                             -----------------------------------

                                       SELLER:

                                       DCI, Inc.

                                       By:
                                          --------------------------------------

                                       Name:
                                            ------------------------------------
                                       Title:
                                             -----------------------------------